SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2006

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Consol Plaza 1800 Washington Road Pittsburgh, Pennsylvania	15241
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:

(412) 831-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 21, 2006, the Board of Directors of CONSOL Energy Inc. (the “Company”) amended the Company’s 2004 Directors Deferred Fee Plan (the “Plan”) to allow the directors’ earnings under the Plan to be adjusted as measured against the performance of certain authorized investments that the directors may designate. Previously, the directors’ accounts in the Plan were credited based upon an established interest rate calculation. The Plan, as amended, also permits the Company, in its discretion, to make contributions to a trust to be invested and utilized to pay benefits under the Plan. In addition to the foregoing revisions, the Company is authorized to further amend the Plan to comply with Section 409A of the Internal Revenue Code.

The Plan was adopted for the purpose of permitting members of the Board of Directors to defer all or a portion of their annual Board of Directors retainer fees and/or director meeting fees. The Plan is an unfunded and unsecured liability of the Company, and benefits will be paid from the Company’s general assets, including the trust. Accordingly, participants are general unsecured creditors of the Company with respect to the benefits. A copy of Amendment No. 1 to the Plan is included as Exhibit 10.90 to this Form 8-K and incorporated herein by reference.

Additionally, on February 21, 2006, the Board of Directors approved amendments to the forms of awards used for Company employees for non-qualified stock options and restricted stock unit awards. These amendments were undertaken to comply with Section 409A of the Internal Revenue Code and to otherwise clarify the terms of the awards. The forms of awards have been filed as Exhibits 10.91 and Exhibit 10.92 to this Form 8-K, respectively. Additionally the Board of Directors adopted and approved a form of restricted stock unit award agreement and deferral election form for use by award recipients that are members of its Board of Directors. That form of Board of Director award is filed as Exhibit 10.93 hereto.

On February 21, 2006 the Board of Directors, upon the unanimous recommendation of the Company’s Compensation Committee, agreed to pay John Whitmire, the Company’s Chairman of the Board, a one-time special director fee in the amount of $80,388 to reimburse Mr. Whitmire for additional costs, expenses and interest charges incurred as a result of an error in the Company’s administration of his deferred directors fees. This amount is in addition to the other compensation that Mr. Whitmire receives as Chairman of the Company.

On February 20, 2006, the Compensation Committee also made some additional refinements to the Company’s existing Short Term Incentive Compensation Plan (the “STIC”).

As previously disclosed by the Company, the STIC is used to grant performance awards to the Company’s executives and other employees. Cash bonuses, if any, under the STIC are based on the achievement of specified goals. In 2005, the Compensation Committee established a minimum net income threshold for plan year 2005 (the “Net Income Threshold”). For an annual award to be paid to eligible persons, the Company’s Net Income Threshold must be achieved.

Furthermore, the Compensation Committee determined that, in the event the Net Income Threshold was achieved, eligible employees would receive an annual award payment based on the following formula:

Base Salary as of	X	Incentive Compensation	X	Annual Incentive	=	Annual Award
December 31, 2005		Opportunity %		Compensation Award		Payment
Factor

In October 2005, the STIC, as approved by the Compensation Committee, stated that the “Annual Incentive Compensation Award Factor” was based on attainment of three performance targets which are weighted equally and measured independently: CONSOL companies, business unit, and individual goals. At its February 20, 2006 meeting, the Compensation Committee refined the definition of “Annual Incentive Compensation Award Factor” to be limited to two factors, weighted equally, the Company’s performance and individual goals. Additionally, except for executive level employees, the Compensation Committee amended the STIC to delegate to the Company’s President and Chief Executive Officer and Vice President — Human Resources the Compensation Committee’s administrative duties and powers under the STIC, other than setting the minimum threshold and maximum payout for the Company and amending or terminating the STIC.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.90	Amendment No. 1 to the CONSOL Energy Inc. Directors Deferred Fee Plan.

10.91	Form of Non-Qualified Stock Option Award Agreement for Employees.

10.92	Form of Restricted Stock Unit Award Agreement for Employees.

10.93	Form of Restricted Stock Unit Award Agreement for Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ P. Jerome Richey
P. Jerome Richey
Vice President, General Counsel and Secretary

Dated: February 24, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.90	Amendment No. 1 to the CONSOL Energy Inc. Directors Deferred Fee Plan.

10.91	Form of Non-Qualified Stock Option Award Agreement for Employees.

10.92	Form of Restricted Stock Unit Award Agreement for Employees.

10.93	Form of Restricted Stock Unit Award Agreement for Directors.